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                                                                     EXHIBIT 3.9


                           ARTICLES OF INCORPORATION

                                       OF

                  RIVIERA GAMING MANAGEMENT OF COLORADO, INC.


         The undersigned natural person, being more than 18 years of age, hereby establishes a corporation pursuant to the Colorado Business Corporation Act (the "Act") and adopts the following articles of incorporation:

                                   ARTICLE I

                                      Name

     The name of the corporation is Riviera Gaming Management of Colorado, Inc.

                                   ARTICLE II

                             Capital; Shareholders

         2.1 Authorized Capital. The aggregate number of shares that the corporation shall have authority to issue is 10,000 shares of common stock each having a par value of $.01.

         2.2 Voting of Shares. Each shareholder of record entitled to vote shall have one vote for each share of stock standing in his name on the books of the corporation, except that in the election of directors he shall have the right to vote such number of shares for as many persons as there are directors to be elected. Cumulative voting shall not be allowed in the election of directors or for any other purpose.

         2.3 Quorum; Vote Required. At all meetings of shareholders, a majority of the shares entitled to vote at such meeting, represented in person or by proxy, shall constitute a quorum; and at any meeting at which a quorum is present the affirmative vote of a majority of the votes cast on the matter represented at such meeting and entitled to vote on the subject matter shall be the act of the shareholders, unless the vote of a greater proportion or number is required by the laws of Colorado.


                                  ARTICLE III

                              No Preemptive Rights

         No shareholder of the corporation shall have any preemptive or similar right to acquire or subscribe for any additional unissued shares of stock, or other securities of any class, or

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rights, warrants or options to purchase stock or scrip, or securities of any kind convertible into stock or carrying stock purchase warrants or privileges.


                                   ARTICLE IV

                                    Purpose

         4.1 Purposes. The nature, objects and purposes of the business to be transacted shall be as follows:

               (a) To own and manage hotel/casinos. To own an equity interest in, and to manage hotel/casinos, including properties held by Riviera Black Hawk, LLC, a Colorado limited liability company.

               (b) To acquire businesses. To acquire (whether for cash or in exchange for its assets or securities, or otherwise), operate and deal in other businesses of all types, and interests therein.

               (c) To engage in other lawful businesses. To engage in any other lawful business or activity for which corporations may be incorporated under the laws of Colorado.

         4.2 Powers. In furtherance of the foregoing purposes, the corporation shall have and may exercise all of the rights, powers and privileges now or hereafter conferred upon corporations organized under the laws of Colorado. In addition, it may do everything necessary, suitable or proper for the accomplishment of any of its corporate purposes.

         The foregoing enumeration of purposes and powers shall not limit or restrict in any manner the transaction of other business, the pursuit of other purposes or the exercise of other and further rights and powers that may now or hereafter be permitted or provided by law.


                                   ARTICLE V

                               Board of Directors

         The corporate powers shall be exercised by or under the authority of, and the business and affairs of the corporation shall be managed under the direction of, a board of directors.












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                                   ARTICLE VI

                            Limitation on Liability

         To the fullest extent permitted by the Act, as the same exists or may hereafter be amended, a director of the corporation shall not be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except that this provision shall not eliminate or limit the liability of a director to the Corporation or to its shareholders for monetary damages otherwise existing for (i) any breach of the director's duty of loyalty to the Corporation or to its shareholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) acts specified in Section 7-108-403 of the Act relating to any unlawful distribution; or (iv) any transaction from which the director directly or indirectly derived any improper personal benefit. If the Act is hereafter amended to eliminate or limit further the liability of a director, then, in addition to the elimination and limitation of liability provided by the preceding sentence, the liability of each director shall be eliminated or limited to the fullest extent permitted by the Act as so amended. Any repeal or modification of this Article by the shareholders of the corporation shall be prospective only and shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.


                                  ARTICLE VII

                                INDEMNIFICATION

         The corporation shall indemnify officers, directors, employees or agents to the extent provided in the bylaws.


                                  ARTICLE VIII

                                    Offices

         7.1 Registered Agent. The street address of the initial registered office of the corporation is 1675 Broadway, Suite 1200, Denver, CO 80202. The name of its initial registered agent at such address is CT Corporation Systems. The written consent of the initial registered agent to the appointment as such is stated below.

         7.2 Principal Office. The address of the corporation's initial principal office is 1675 Broadway, Suite 1200, Denver, CO 80202.










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                                   ARTICLE IX

                                  Incorporator

         The name and address of the incorporator is Thomas A. Richardson, 1700 Lincoln, Suite 4100, Denver, Colorado 80203


Dated:  March 11, 1997


                                          ---------------------------------
                                          Thomas A. Richardson


REGISTERED AGENT'S ACCEPTANCE OF APPOINTMENT

The undersigned officer of CT Corporation Systems hereby consents to the corporation's appointment as the initial registered agent for Riviera Gaming Management of Colorado, Inc.

                                          CT CORPORATION SYSTEMS



                                          By:
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                                          Its:
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